Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
SEMPTEMBER 12, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AGREEMENTS TO SELL
PERMIAN, MIDSTREAM AND CERTAIN OTHER ASSETS FOR TOTAL NET
CASH PROCEEDS OF APPROXIMATELY $6.9 BILLION

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 12, 2012 – Chesapeake Energy Corporation (NYSE:CHK) announced today it has entered into multiple agreements to sell the vast majority of its Permian properties, substantially all of its midstream assets and certain noncore leasehold for total net cash proceeds of approximately $6.9 billion.  The company will use a portion of the proceeds from these asset sales to fully repay its $4.0 billion of term loans during the 2012 fourth quarter.

Chesapeake has entered into purchase and sale agreements with three companies covering the vast majority of its Permian Basin assets for total net proceeds of approximately $3.3 billion.  The Permian Basin assets being sold produced approximately 21,000 barrels of liquids and 90 million cubic feet of natural gas per day during the 2012 second quarter, or approximately 5.7% of Chesapeake’s production during the quarter.

Chesapeake has entered into a purchase and sale agreement to sell its assets in the southern Delaware Basin portion of the Permian Basin to SWEPI LP, a subsidiary of Royal Dutch Shell plc (NYSE:RDS.B).  Additionally, Chesapeake has entered into a purchase and sale agreement to sell its assets in the northern Delaware Basin portion of the Permian Basin to Chevron U.S.A. Inc., a subsidiary of Chevron Corporation (NYSE:CVX).  As previously announced, the company has entered into a purchase and sale agreement to sell its producing assets in the Midland Basin portion of the Permian Basin to affiliates of Houston-based EnerVest, Ltd.  Chesapeake is retaining approximately 470,000 net acres of undeveloped leasehold in the Midland Basin for future sale or development.  Chesapeake expects to close all three transactions within the next 30 days and to receive approximately 87% of the proceeds in cash at closing.  Payment of the remaining proceeds will be subject to certain title, environmental and other standard contingencies.

In addition, Chesapeake has entered into sale agreements with respect to substantially all of its midstream assets in three separate transactions and also expects to enter into a fourth agreement, which would result in combined proceeds of approximately $3.0 billion.  The company has entered into a letter of intent with Global Infrastructure Partners (GIP) covering most of the midstream assets owned by Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake, for expected proceeds of approximately $2.7 billion.  The assets to be sold to GIP include gathering and processing systems in the Eagle Ford, Utica, Haynesville and Powder River Basin Niobrara shale plays and certain other assets.  The transaction with GIP would include new market-based gathering and processing agreements covering certain acreage dedication areas and also include one new volume commitment covering approximately 70% of the company’s expected production volumes in the southern portion of our Haynesville Shale area during 2013-17.  In addition, Chesapeake has sold or

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

entered into purchase and sale agreements with two other companies to sell certain Mid-Continent midstream assets and also expects to enter into a fourth agreement to sell certain oil gathering assets in the Eagle Ford Shale for combined proceeds of approximately $300 million.

The midstream transactions are expected to close on various dates in the 2012 third and fourth quarters.  When combined with the previous sale of its limited and general partnership interests in Access Midstream Partners, L.P. (NYSE:ACMP and formerly known as Chesapeake Midstream Partners, L.P.) in June 2012 for approximately $2.0 billion, Chesapeake’s total proceeds from its midstream exit will be approximately $5.0 billion.

Finally, in four separate transactions, Chesapeake has recently sold or entered into purchase and sale agreements to sell noncore leasehold assets in the Utica Shale and various other areas for approximately $600 million, the majority of which has already been received.  Following these transactions, Chesapeake will continue to own approximately 1.3 million net acres of leasehold in the Utica Shale, in which its cost basis, net of various sales and its joint venture with Total, will be approximately $200 per net acre (including all drilling carries in the Total joint venture).

Jefferies & Company, Inc. and Goldman, Sachs & Co. are serving as financial advisors to Chesapeake regarding the Permian Basin asset sales and the sale of midstream assets to GIP.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, stated, “We are pleased to announce further progress towards our asset sale goals for 2012.  The net proceeds of approximately $6.9 billion from the sales discussed today are in addition to the $4.7 billion of sales previously closed in the 2012 first half and will bring our 2012 year-to-date sales to $11.6 billion, or approximately 85% of our full-year goal of $13-14 billion, which we expect to achieve by year end.  These transactions are significant steps in the transformation of our company’s asset base to a more balanced portfolio among oil, natural gas liquids and natural gas resources and production by focusing on developing and harvesting the value embedded in the 10 core plays in which Chesapeake has built a #1 or #2 position.

“We very much appreciate the skill, effort and dedication of our midstream and Permian employees over the years, and we look forward to their continued success as they are either re-assigned inside Chesapeake or pursue new opportunities with the buyers of our assets or elsewhere in the industry.”

This news release includes “forward-looking statements” that give our current expectations or forecasts of future events, including sales of Permian Basin, midstream and other assets and the planned use of asset sale proceeds.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.  The terms of the letter of intent with GIP are subject to further negotiation, and there is no agreement related to the planned sale of Eagle Ford oil gathering assets.  Any of the asset sales announced in this news release may not be completed for the amounts expected, in the time frame anticipated or at all.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Services, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.